UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-A/A
(Amendment No. 1)
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FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
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UNITEDHEALTH GROUP INCORPORATED
(Exact name of registrant as specified in its charter)
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Delaware	41-1321939
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota	55343
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, $0.01 par value	New York Stock Exchange, Inc.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange act and is effective pursuant to General Instruction A.(c), check the following box: ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box: ☐

Securities Act registration statement file number to which this form relates: 0-13253

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

EXPLANATORY NOTE

This Amendment No. 1 to Form 8-A is being filed in connection with the reincorporation of UnitedHealth Group Incorporated (“we,” “us” or the “Company”) from the State of Minnesota to the State of Delaware (the “Reincorporation”), pursuant to a plan of conversion, dated July 1, 2015 (the “Plan of Conversion”). The Reincorporation was accomplished by filing (1) articles of conversion with the Minnesota Secretary of State and (2) a certificate of conversion and a certificate of incorporation (the “Certificate of Incorporation”) with the Delaware Secretary of State. Pursuant to the Plan of Conversion, the Company also adopted new bylaws (the “Bylaws”). The Company hereby amends the following items, exhibits or other portions of its Form 8-A filed with the Securities and Exchange Commission (the “SEC”) on September 23, 1991 regarding the description of common stock as set forth herein. The shares of common stock of the Company continue to be listed on the New York Stock Exchange under the symbol “UNH.”

Item 1. Description of Registrant’s Securities to be Registered.

Our Certificate of Incorporation provides the authority to issue 3,000,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. On June 1, 2015, there were 952,049,990 shares of common stock and zero shares of preferred stock issued and outstanding. Each share of our common stock has the same relative rights and is identical in all respects to each other share of our common stock.

Holders of shares of our common stock are entitled to one vote per share on all matters to be voted on by shareholders. Except with respect to the election of directors, all questions submitted to a vote of our shareholders will be decided by the affirmative vote of the holders of a majority of the voting power of the shares present and entitled to vote on that item of business. Our shareholders are not entitled to cumulate their votes for the election of directors.

Our common stock is not redeemable, has no subscription or conversion rights and does not entitle the holders thereof to any preemptive rights to subscribe for any shares of any class or series of our capital stock, whether now or hereafter authorized, or for any obligations convertible into shares of any class or series of our capital stock, whether now or hereafter authorized. The holders of our common stock are entitled to receive such dividends, if any, as may be declared by our board of directors in its discretion out of funds legally available therefor. Subject to the rights of any preferred stock outstanding, upon liquidation or dissolution of the Company, the holders of our common stock are entitled to receive on a pro rata basis all assets remaining for distribution to shareholders.

Our Certificate of Incorporation and Bylaws contain provisions that could have the effect of delaying or deferring a change in control of the Company, including provisions that:

•
afford our board of directors broad discretion to authorize undesignated preferred stock, which allows the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any unsolicited attempt to change control of our company;

•	provide that any vacancy on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors then in office, and not by the shareholders; and

•
establish advance notice requirements for shareholders to nominate candidates for election as directors at any meeting of shareholders or to present any other business for consideration at any meeting of shareholders.

Our common stock is listed on the New York Stock Exchange and trades under the symbol “UNH.”

Wells Fargo Shareowner Services is the transfer agent and registrar for our common stock.

The foregoing description of our common stock does not purport to be complete and is qualified in its entirety by reference to our Certificate of Incorporation and Bylaws and the relevant provisions of Delaware law.

Item 2. Exhibits
The following exhibits to this Registration Statement on Form 8-A/A are filed herewith.

Exhibit	Description
3.1	Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on July 1, 2015
3.2	Bylaws, effective July 1, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2015

UNITEDHEALTH GROUP INCORPORATED

By:	/s/ Dannette L. Smith
Name: Dannette L. Smith
Title: Secretary to the Board of Directors

EXHIBIT INDEX

Exhibit	Description
3.1	Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on July 1, 2015
3.2	Bylaws, effective July 1, 2015

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